Exhibit 99.1

March 27, 2015

Tofutti Press Release

Company Contact:              Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES 2014 RESULTS

Cranford, New Jersey  -- March 27, 2015 -- TOFUTTI BRANDS INC. (NYSE MKT Symbol: TOF) issued its results for the fiscal year ended December 27, 2014 today.

Net sales for the fiscal year ended December 27, 2014 were approximately $14.35 million, a decrease of approximately $339,000, or 2%, from net sales of $14.7 million for the fiscal year ended December 28, 2013.  The decrease in sales was primarily due to the decrease in frozen dessert sales, which was offset in part by increased sales of our soy-cheese product line. The Company’s frozen dessert business continues to be negatively impacted by the overall sluggishness of sales in the ice cream category.  In addition, sales of frozen food entrée products decreased primarily as a result of production and sales issues related to a transition to new packaging.  The Company’s management believes sales will improve during fiscal year 2015 due to the introduction of  new frozen dessert products, frozen entrées and soy-cheese flavors and the impact of price increases that were instituted in 2014.

  The Company’s gross profit in the year ended December 27, 2014 increased by $285,000 to $4,250,000.  Our gross profit percentage for the year ended December 27, 2014 increased to 30% from 27% for the year ended December 28, 2013 as a result of price increases instituted during 2014 and a more favorable product sales mix. For the fourth quarter of fiscal 2014, the Company improved its sales to approximately $3.7 million from approximately $3.5 million in the fourth fiscal quarter of 2013.  In fiscal 2014, the Company had a net loss of $163,000 ($0.03  per share) compared to a net loss of $908,000 ($0.18 per share) in fiscal 2013.

As of December 27, 2014, the Company had approximately $341,000 in cash and cash equivalents and working capital of $2,533,000 compared with $214,000 in cash and cash equivalents and working capital of $2,701,000 at December 28, 2013, a decrease in working capital of $168,000 from December 28, 2013.

 “We were successful in our efforts to improve our financial results as we reached break-even operations in the fourth quarter of fiscal 2014 and reduced our net loss for the year to $163,000 from $908,000 in fiscal 2013. We are gratified by the continuing increase in sales of our soy-cheese product line, which has become a category leader, but we continue to be negatively impacted by the industry-wide decrease in sales in the frozen dessert category. We are continuing our efforts to reduce expenses and increase sales. We are optimistic about our planned introduction of new frozen dessert products, frozen entrées and soy-cheese flavors,” concluded David Mintz, the Chairman and Chief Executive Officer of Tofutti Brands.

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products.  The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods.   Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti's product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars.  Tofutti also has a growing array of prepared foods including Pizza Pizzaz®, Mintz's Blintzes®, and Baked Ravioli and Lasagna, all made with Tofutti's milk-free cheeses such as Better Than Cream Cheese®, Sour Supreme® and Better Than Mozzarella and Better Than Ricotta®.  For more information, visit www.tofutti.com.

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Statements of Operations
(in thousands, except per share figures)

	Fiscal year ended December 27, 2014	Fiscal year ended December 28, 2013

Net sales	$14,353	$14,692
Cost of sales	10,103	10,727
Gross profit	4,250	3,965
Operating expenses	4,481	4,864
Loss before provision for income tax	(231)	(899)
Income tax(benefit) expense	(68)	9
Net loss	$(163)	$(908)
Weighted average common shares outstanding: Basic and diluted	5,154	5,154
Net loss per common share: Basic and diluted	$(0.03)	$(0.18)

TOFUTTI BRANDS INC.
Balance Sheets
(in thousands, except per share figures)

Assets	December 27, 2014	December 28, 2013
Current assets:
Cash and cash equivalents	$341	$214
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $275 and $277 respectively	1,914	1,954
Inventories, net of reserve of $150 and $150, respectively	1,852	1,844
Prepaid expenses	71	40
Deferred costs	105	138
Total current assets	4,283	4,190

Fixed assets (net of accumulated depreciation of $2)	27	--

Other assets	16	16
	$4,326	$4,206

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable-current	$5	$--
Accounts payable	1,367	877
Accrued expenses	264	459
Deferred revenue	114	153
	1,750	1,489

Note payable-long term	22	--
Total liabilities	1,772	1,489

Commitments and contingencies	--	--

Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,153,706 shares at December 27, 2014,
         and 5,153,706 shares at December 28, 2013
	-- 52	-- 52
Additional paid-in capital	--	--
Retained earnings	2,502	2,665
Total stockholders’ equity	2,554	2,717
Total liabilities and stockholders’ equity	$4,326	$4,206